A CERTAIN PORTION OF THIS EXHIBIT, WHICH IS INDICATED BY “***” HAS BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND SUCH PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.227

VEHICLE SUPPLY AGREEMENT

This Vehicle Supply Agreement ("Agreement") is made this 4th day of August, 2009 between Chrysler Group LLC ("Chrysler") and Dollar Thrifty Automotive Group, Inc., for itself and on behalf of its subsidiaries (“DTG”). Chrysler and DTG shall be collectively referred to as the "Parties".

The purpose of this Agreement is to set forth the terms and conditions under which Chrysler will offer model year 2010 and later vehicles distributed by it to DTG for use in its car rental businesses at various locations in the United States. Chrysler and DTG agree as follows:

1.

Term of Agreement. This Agreement shall be for an initial three-year Program Year term beginning with Program Year 2010 (August 1, 2009) and ending at the end of Program Year 2012 (July 31, 2012). At the end of this Agreement, the Parties will enter into good faith negotiations regarding renewal.

2.	Definitions.

a.	Program Year means Chrysler’s annual period for selling Vehicles to daily car rental companies which for this Agreement is defined as starting on August 1st. and ending on July 31st.
b.

Program Letter means the written document signed by the Parties reflecting the specific arrangements agreed upon by DTG and Chrysler to meet the specific needs of the Parties for each Program Year. The Program Letter will be subject to the terms and conditions of this Agreement.

c.	Vehicles mean motor vehicles distributed by Chrysler in the United States including vehicles under the brand names of Chrysler, Dodge, and Jeep.
d.

Minimum Program Year Volume means the threshold number of Vehicles DTG agrees to purchase and Chrysler agrees to make available for each Program Year. Subject to capacity constraints and scheduling priorities, there is no maximum amount of Vehicles under this Agreement.

3.	Program Year Volume

a.

Prior to the commencement of each Program Year, Chrysler agrees to make available to DTG, and DTG agrees to acquire, a Minimum Program Year Volume of *** Vehicles. Following completion of the Program Year negotiations, all terms and conditions as well as the final Volume agreed upon will be reflected in the Program Letter for the applicable Program Year. DTG commits that provided the pricing, volume, and general delivery terms offered by Chrysler are competitive with similar programs available from all domestic and foreign vehicle manufactures to bona fide daily rental businesses in the United States, DTG will acquire the Minimum Program Year Volume.

b.

Chrysler will provide to DTG, as soon as practicable prior to the commencement of each Program Year, but no later than June 1 of each year, the Vehicle program being offered to DTG for the upcoming Program Year, including the price, projected mix, and delivery forecast for the Volume available. Final Program Year volume mix shall be mutually agreed upon by both Chrysler and DTG and will be set forth in the Program Letter. Chrysler will use reasonable efforts to achieve the agreed mix, and DTG recognizes that the mix could change and that any such changes to the mix shall be changes determined

A CERTAIN PORTION OF THIS EXHIBIT, WHICH IS INDICATED BY “***” HAS BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND SUCH PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

necessary by Chrysler to accommodate changes to the Vehicle production plans. Chrysler will work with DTG in good faith to attempt to resolve any DTG concerns related to changes to the mix.

c.

Acquisition Plan – On or before July 1 of each Program Year, DTG shall prepare and submit to Chrysler a plan for acquisitions by DTG of Vehicles for the following Program Year. The Acquisition Plan which must be agreed to by Chrysler shall specify total volume by model.

d.	Each month DTG shall submit an updated plan with firm acquisitions of Vehicles by month for the following 90 days, and estimate acquisitions for the remainder of the Program Year.

e.

Chrysler understands that the agreement to purchase the Minimum Program Year Volume is conditioned upon the ability of DTG to obtain satisfactory financing for such Vehicles on reasonable terms acceptable to DTG in its sole discretion. Chrysler will have no obligation to provide incremental incentives or discounts in the event that DTG does not meet DTG Volume commitments including Minimum Program Year Volume.

4.

Confidentiality. The terms of this Agreement are confidential and the Parties must maintain the confidentiality of such information by limiting its use to fulfilling their respective obligations under this Agreement and by not otherwise disclosing such information to any third party, except that the Parties may disclose the terms and conditions of this Agreement (a) as necessary to their respective financial and legal advisors, (b) to the extent that those terms and conditions must be furnished to a governmental authority, and (c) as reasonably desired under any Securities and Exchange Commission (“SEC”) required filings. The obligations under this section do not apply to any information that (i) is or becomes publicly available through no breach of any agreement between Chrysler and DTG, (ii) is approved in writing by the non-disclosing party for release, (iii) is lawfully obtained from a third party without a duty of confidentiality or (iv) is required to be disclosed by a valid court order as set forth above or in any SEC required filing.

5.

Use of Trademarks.Any use of either Party’s trademarks, service marks, trade names, logos, or any other asset used to identify and distinguish the other Party's goods, services or business, as they exist today and as they may be amended or expanded in the future (the "Marks") is under the control and supervision of the Party owning the Marks. Each Party must approve in writing, prior to use or publication, any and all use of the other Party’s Marks. Upon termination of this Agreement, each Party shall immediately discontinue the use of the other Party’s Marks.

6.

Indemnification.Each Party will indemnify and hold harmless the other Party from and against all claims, damages, liabilities, losses, costs and expenses (including reasonable attorney fees) arising out of or connected with any failure of the Party to perform any of its obligations under Sections 4 and 5 of this Agreement.

7.

Dispute Resolution.Any controversy or claim arising out of or relating to the construction or application of any of the terms, provisions or conditions of this Agreement shall, on the written request of any Party, be submitted to arbitration and such arbitration shall comply with and be governed by the provisions of the American Arbitration Association Rules then in effect. The costs of the arbitration process, other than each Party’s legal fees and expenses, shall be borne equally by the Parties. Judgment on the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The prevailing Party shall also be entitled to reasonable attorneys’ fees and costs, which may be set by the Arbitrator in the same action.

A CERTAIN PORTION OF THIS EXHIBIT, WHICH IS INDICATED BY “***” HAS BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND SUCH PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

8.	Termination.

a.

The non-breaching Party may immediately terminate this Agreement if the other Party shall materially breach any material representation, warranty, or obligation contained in this Agreement, and the other Party shall fail to cure such breach, if capable of cure, within 15 days after the date written notice specifying the nature of such breach is received by the breaching Party.

b.

A Party may terminate this Agreement effective immediately by giving written notice to the other Party in the event the other Party is adjudged insolvent or bankrupt, or upon the institution of any proceeding by or against the other Party (and, in the latter case, not dismissed within 30 days) seeking relief, reorganization or arrangement under any law relating to insolvency, or for the making of any assignment for the benefit of creditors, or upon the appointment of a receiver, liquidator or trustee of any substantial part of the other Party's property or assets, or upon liquidation, dissolution or winding up of the other Party's business.

c.	Termination or expiration of this Agreement shall not affect either Party's obligations in existence on or prior to the effective date of the termination or expiration.
d.	The provisions set forth in Sections 4, 5 and 6 of this Agreement shall survive the termination or expiration of this Agreement to the extent required for their full observance and performance.

9.	Payment. This Agreement is subject to the Parties reaching an acceptable separate agreement regarding payment terms.

10.

Notices.All notices, consents, approvals or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when delivered personally, (ii) upon facsimile transmission, or (iii) one business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

Chrysler Group LLC.

1000 Chrysler Drive

Auburn Hills, Michigan 48306-2766

Attention: Patrick Dougherty, Director Fleet Sales

Facsimile: (248) 512-1772

Dollar Thrifty Automotive Group, Inc.,

5330 E. 31st Street

Tulsa, Oklahoma 74135

Attention: Jeffrey A. Cerefice, Vice President

Facsimile: (918) 669-3046

11.

Independent Contractors. It is mutually agreed and understood that nothing in this Agreement is intended nor shall it be construed to create or establish any agency, partnership or joint venture relationship between the Parties. The relationship between the Parties shall be solely that of independent contractors.

12.

Third Party Beneficiaries. No provision of this Agreement is intended, nor will it be interpreted, to provide or create any third party beneficiary rights of any kind in any representative person or entity unless specifically provided otherwise herein.

A CERTAIN PORTION OF THIS EXHIBIT, WHICH IS INDICATED BY “***” HAS BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND SUCH PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

13.

Force Majeure. Neither Party shall be liable for delays in performance hereunder caused by acts of God, war, acts of terrorism, strike, labor dispute, work stoppage, fire, act of the government, or for any other cause beyond the control of that Party.

14.	General Provisions.

a.

This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understanding, oral or written, pertaining to any such matters, including without limitation, that certain Vehicle Supply Agreement between DTG and DaimlerChrysler Motors Company LLC dated October 31, 2002, as assigned and/or assumed by Chrysler.

b.

The waiver of any breach of any provision of this Agreement by any Party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

c.	This Agreement may not be amended or supplemented in any manner except by mutual agreement of the Parties and as set forth in a writing signed by the Parties.
d.

If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

e.

The parties hereto agree that this Agreement, and all the rights and duties of the parties arising from or relating in any way to the subject matter of this Agreement or the transactions contemplated by it, shall be governed by, construed, and enforced in accordance with the laws of the State of Michigan without reference to its conflict of laws provisions.

IN WITNESS WHEREOF, Chrysler and DTG have caused their names to be signed hereto by their duly authorized officers as of the date first above written.

Chrysler Group LLC

By:________________________	Date: _____________

Name: Peter M. Grady

Title: Vice President, Dealer Operations and Fleet Sales

Dollar Thrifty Automotive Group, Inc.

By:________________________	Date: _____________

Name: Jeffrey A. Cerefice

Title: Vice President

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